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adept(R)
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ADEPT
TECHNOLOGY, INC.

                                                                    EXHIBIT 99.1

              ADEPT TECHNOLOGY ANNOUNCES MANAGEMENT REORGANIZATION

(LIVERMORE, CA) December 3, 2003--Adept Technology, Inc. (OTCBB: ADTK.OB), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, announced today that it has reorganized its management team. This restructuring process began with Adept's recently announced $10.0 million financing and the appointment of Robert Bucher as Adept's new Chairman and CEO. Prior to joining Adept, Mr. Bucher held executive positions of various capacities at Measurex Corporation, a global market leader and innovator in process optimization that was acquired by Honeywell International in 1998. Additionally, from 1998 to 2001, Mr. Bucher held the position of President and Chief Executive Officer of Norsat International Inc. Brian Carlisle, President, and Bruce Shimano, Vice President of Research and Development and Secretary, have resigned from Adept effective December 5, 2003. Additionally, Mr. Shimano has also resigned his seat as a member of the Board of Directors effective December 2, 2003. Messrs. Carlisle and Shimano co-founded Adept in 1983 and established it as a technology leader in intelligent automation.

Robert Bucher commented, "I have the highest respect for Brian and Bruce and their contribution to Adept's development of world class technology and products over the years. We are now ready to tighten our focus on our market opportunities and execute our strategies in a world-class manner."

For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and its quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2003 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, electronics/communications, automotive, appliance, semiconductor, original equipment manufacturer, or OEM, and life sciences industries. Adept utilizes its comprehensive product portfolio of high precision mechanical components, solid state controllers and application development software (not generally sold separately) to deliver automation solutions that meet its customer's increasingly complex manufacturing requirements. Adept was incorporated in California in 1983. More information is available at www.adept.com.

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Contact Information

Investor Relations Contact(s):
Michael Overby
Chief Financial Officer
925.245.3423 (voice)
925.245.3510 (fax)
investor.relations@adept.com